Filed pursuant to
                                                                 Rule 424(b)(3)
                                                           File Number 333-82870


PROSPECTUS SUPPLEMENT
(To Prospectus dated February 28, 2002, as supplemented by the Prospectus Supplements dated April 1, 2002, April 10, 2002, April 17, 2002 and May 1, 2002)

This Prospectus Supplement of VINA Technologies, Inc. is being filed to correct a formatting error in the financial tables included in the May 1, 2002 Prospectus Supplement.


First Quarter 2002 Financial Results

     In April 2002, VINA announced its financial results for the three months ended March 31, 2002.

VINA Technologies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)
                                                             Three Months Ended
                                                                 March 31,
                                                             ----------------
                                                             2002        2001
                                                             ----        ----

Net revenue ..........................................    $  4,749     $ 11,029
Cost of revenue ......................................       5,288        8,246
                                                             -----       ------
Gross profit (loss) ..................................        (539)       2,783
                                                             -----       ------
Costs and expenses:
  Research and development ...........................       5,423        4,705
  Selling, general and administrative ................       4,704        6,511
  Stock-based compensation ...........................       1,653        4,843
  In-process research and development ................          --        5,081
  Amortization of goodwill and intangible assets .....         324          830
  Impairment of goodwill and intangible assets .......      29,276           --
                                                            ------       ------

Total costs and expenses .............................      41,380       21,970
                                                            ------       ------

Loss from operations .................................     (41,919)     (19,187)
  Other income - net .................................          72          612
                                                            ------       ------

Net loss .............................................    ($41,847)    ($18,575)
                                                            ======       ======


Net loss per share ...................................    ($  0.68)    ($  0.57)
                                                            ======       ======
Shares used (basic and diluted) ......................      61,531       32,783
                                                            ======       ======
Pro forma net loss per share (1) (2) .................    ($  0.14)    ($  0.18)
                                                            ======       ======
Shares used (basic and diluted)-pro-forma ............      61,531       32,783
                                                            ======       ======



(1) Pro forma net loss per share for the quarter ended March 31, 2002 excludes the impact of the $1.7 million provision for excess inventory, stock-based compensation, amortization of goodwill and intangible assets and impairment of goodwill and intangible assets.

(2) Pro forma net loss per share for the quarter ended March 31, 2001 excludes the impact of the $1.8 million provision for excess inventory purchase commitments, stock-based compensation, in-process research and development and amortization of goodwill and intangible assets.




VINA Technologies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)
                                                          March 31, December 31,
                                                          --------  -----------
                                                            2002          2001

ASSETS
Current Assets:

  Cash, cash equivalents and investments ...........       $20,634       $16,305
  Common stock subscription receivable .............            --         9,589
  Accounts receivable, net .........................         3,173         9,843

  Inventories ......................................         5,137         4,903
  Prepaid expenses and other .......................         1,363         1,555
                                                           -------       -------
Total current assets ...............................        30,307        42,195

Property and equipment, net ........................         4,684         5,271
Other assets .......................................           358           356
Goodwill and intangible assets, net ................         2,489        32,089
                                                           -------       -------
TOTAL ASSETS .......................................       $37,838       $79,911
                                                           =======       =======

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable .................................       $ 6,209       $ 7,798
  Other current liabilities ........................         5,427         5,839
                                                           -------       -------
Total current liabilities ..........................        11,636        13,687
Total stockholders' equity .........................        26,202        66,274
                                                           -------       -------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY ...........       $37,838       $79,911
                                                           =======       =======






              The date of this Prospectus Supplement is May 1, 2002